Exhibit 10.1

Personal and Confidential

November 20, 2017

Howard Benjamin, Ph.D.

410 Marrett Rd.

Lexington, MA 02421

Re:    Transitional Services and Separation Agreement

Dear Howard:

This letter confirms that you and Repligen Corporation (“Repligen” or the “Company”) have reached an amicable decision for you to transition from your role as Vice President of Business Development and for your employment relationship to end in accordance with this Transitional Services and Separation Agreement (the “Agreement”). You and the Company thus agree as follows:

1.    Separation Date; Transition Period

Your employment with the Company will end on February 28, 2018, unless you or the Company elects to end your employment on an earlier date, which, although unlikely, either of you may do despite anything else to the contrary in this Agreement. For purposes of this Agreement, the actual last day of your employment will be referred to as the “Separation Date,” and the period between the date of this Agreement and the Separation Date is the “Transition Period.”

The Company anticipates that the Transition Period will be divided into two phases, with the first phase lasting until December 31, 2017 and the second lasting from January 1 through February 28, 2018. During the first phase, you will continue in your current role as Vice President of Business Development with the same duties, subject to the Company’s Chief Executive Officer’s (“CEO”) modification and direction as to your duties, hours and schedule. During this phase, you will continue to receive your regular base salary rate and benefits.

In the second phase, which would begin on January 1, you would remain employed, but on a part-time, hourly basis, working on an as-needed basis as directed by the CEO. During this phase, the Company will pay you an hourly rate of $141 per hour, which is obtained by dividing your 2017 base salary of $293,117 by 2,080. You will continue to receive your benefits subject to the terms of the Company’s benefit plans.

2.    Equity

During the Transition Period, you will continue to vest in your outstanding time-based equity grants consistent with the Company’s 2012 Stock Option and Incentive Plan and the applicable award agreements (along with the applicable agreements governing your performance-based

41 Seyon Street, Building 1, Suite 100, Waltham, MA 02453, USA | Phone: 781-250-0111 | repligen.com

equity, the “Equity Documents”). You agree that your Spectrum performance-based restricted stock units will not vest during the Transition Period because 2018 revenue will not be known as of the Separation Date. Your current equity rights are summarized on Exhibit A attached, and you agree that the summary is correct. Any equity rights that are not vested as of the Separation Date shall terminate immediately as of the Separation Date and be null and void as of that Date. Your vested equity rights shall remain subject to the Equity Documents in all respects, both during the Transition Period and after the Separation Date.

3.    Bonuses

(a)    2017 Bonus. Subject to (i) you executing the Certificate Updating Release of Claims in the form attached as Exhibit B (the “Certificate”) on or within seven (7) days after the Separation Date and (ii) the discretion of the Compensation Committee, you will be eligible for a 2017 bonus in an amount determined by the Compensation Committee (the “2017 Bonus”). The Company anticipates that the 2017 Bonus, if any, will be paid no later than March 16, 2018.

(b)    Spectrum Integration Incentive Bonus. You shall continue to be eligible for the first payout of the Spectrum Integration Incentive Bonus (the “Spectrum Bonus”). Pursuant to the resolution of the Company’s Compensation Committee on October 5, 2017, the CEO shall, in his sole discretion, determine the amount of any such Spectrum Bonus to be paid to you, and such amount will be paid at the same time Spectrum Bonuses are paid to other employees, but in any event during the 2018 calendar year. You will not be eligible for the second payout of the Spectrum Bonus.

4.    Nondisparagement

You agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates or current officers, directors, employees, managers products or services.

5.    Release of Claims

In consideration for, among other terms, the Transition Period, to which you acknowledge you would not otherwise be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Company and your decision to terminate your employment with the Company;

•	under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act);

•	for wages, bonuses, incentive compensation, stock, stock options, restricted stock units, severance, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

provided, however, that this release shall not affect your rights under this Agreement.

6.    Protected Disclosures and Other Protected Actions; Defend Trade Secrets Act

Nothing contained in this Agreement (including Section 5) or the Restrictive Covenant Agreement limits your ability to (i) file a charge or complaint with, communicate with, or participate in an investigation (including providing documents in connection with an investigation) with any federal, state or local governmental agency or commission (a “Government Agency”); or (ii) truthfully testify in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

In addition, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenant Agreement (as defined below) for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.    Other Provisions

(a)    Enforceability and Interpretation. This Agreement shall be governed by Massachusetts law and any dispute under this Agreement shall be heard by Massachusetts courts. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. If any part of this Agreement is found to be unenforceable, such part shall be reformed and enforced to its maximum permissible extent, and the rest of the Agreement shall remain enforceable. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(b)    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understanding between you and the Company, including the Offer Letter dated December 2, 2008, except for the Equity Documents and the Confidentiality, Non-Solicit, and Patent Agreement signed by you on June 17, 2013 (the “Restrictive Covenant Agreement”). The terms of the Restrictive Covenant Agreement are incorporated by reference into this Agreement.

(c) Time for Consideration; Effective Date. You have the opportunity to consider this Agreement for up to twenty-one (21) days (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by me at or before the expiration of the Consideration Period. You have seven (7) days from the day you enter into this Agreement to revoke it (the “Revocation Period”). To revoke this Agreement, you must provide a written notice so that it is received by me on or before the last day of the Revocation Period. This Agreement shall become effective on the first business day following the Revocation Period, provided that you do not revoke it (the “Effective Date”). You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the this letter (either the original or a PDF copy is fine) within the Consideration Period.

Very truly yours,

REPLIGEN CORPORATION

By:	/s/ Tony J. Hunt	November 20, 2017
	Tony J. Hunt	Date
President and CEO

The foregoing is agreed to and accepted by:

/s/ Howard Benjamin		November 21, 2017
Howard Benjamin		Date

Exhibit A

Repligen Corporation

Participant Holdings

Report Date Range: 1/1/1900-11/15/2017

Participant ID	Holding Group	Grant Number/	Plan/Security	Grant Type/	Date	Shares	Share	Grant/ Share	Exer. w/ Early-	Vested &	Cancelled or	Opt/SARS	Opt/SARS
		Certificate		Grant No. Ref.		Granted	Holdings	Price	Exer. Shares/	Earned	WHTC Shares	Outstanding	Exercisable/
									Releases/Value			RS & DEs	RS Awards
YFP000188
Options/SARs
YFP000188	Options/ SARs	0000000000759	Repligen Corp 2012
			Stock Option &
			Incentive Plan	ISO	2/27/2014	3,969		$15.910000	1,323.00	3,969	0	2,646	2,646
		0000000000841	Repligen Corp 2012
			Stock Option &
			Incentive Plan	ISO	2/26/2015	4,280		$26.200000	0.00	1,270	0	4,280	1,270
		0000000000954	Repligen Corp 2012
			Stock Option &
			Incentive Plan	NQSO	2/26/2015	4,751		$26.200000	0.00	4,751	0	4,751	4,751
		0000000000976	Repligen Corp 2012
			Stock Option &
			Incentive Plan	ISO	2/26/2016	4,649		$26.050000	0.00	0	0	4,649	0
		0000000000977	Repligen Corp 2012
			Stock Option &
			Incentive Plan	NQSO	2/26/2016	7,537		$26.050000	0.00	4,062	0	7,537	4,062
		1066	Repligen Corp 2012
			Stock Option &
			Incentive Plan	ISO	2/23/2017	2,763		$32.400000	0.00	0	0	2,763	0
		1066N	Repligen Corp 2012
			Stock Option &
			Incentive Plan	NQSO	2/23/2017	5,526		$32.400000	0.00	0	0	5,526	0
Options/SARs Total						33,475	0

RS Awards
	RS Awards	0000000000765	Repligen Corp 2012
			Stock Option &
			Incentive Plan	RSU	2/27/2014	5,962		$0.000000	5,962.00	5,962	0	0	0
		0000000000825	Repligen Corp 2012
			Stock Option &
			Incentive Plan	RSU	2/26/2015	4,691		$0.000000	3,127.00	3,127	0	1,564	0
		0000000000962	Repligen Corp 2012
			Stock Option &
			Incentive Plan	RSU	2/26/2016	6,263		$0.000000	2,088.00	2,088	0	4,175	0
		1073	Repligen Corp 2012
			Stock Option &
			Incentive Plan	RSU	2/23/2017	4,506		$0.000000	0.00	0	0	4,506	0
RS Awards Total						21,422	0

Stock
	Stock	373	Repligen	Opt/ SAR(#000000
			Corporation	0000711)	6/5/2014		10,000	$6.230000	325,300.00
		374	Repligen	Opt/ SAR(#000000
			Corporation	0000711)	3/18/2015		10,000	$6.230000	325,300.00
		375	Repligen	Opt/ SAR(#000000
			Corporation	0000711)	5/24/2016		10,000	$6.230000	325,300.00
		407	Repligen	Opt/ SAR(#000000
			Corporation	0000759)	3/18/2015		1,323	$15.910000	43,037.19
		430	Repligen	Opt/ SAR(#000000
			Corporation	0000754)	3/18/2015		2,484	$15.910000	80,804.52
		437	Repligen	RSU(#0000000000
			Corporation	765)	2/27/2015		1,988	$25.710000	64,669.64
		438	Repligen	RSU(#0000000000
			Corporation	765)	2/29/2016		1,987	$26.050000	64,637.11
		456	Repligen	RSU(#0000000000
			Corporation	825)	2/29/2016		1,564	$26.050000	50,876.92
		526	Repligen	RSU(#0000000000
			Corporation	962)	2/26/2017		2,088	$32.430000	67,922.64
		587	Repligen	RSU(#0000000000
			Corporation	825)	2/26/2017		1,563	$32.430000	50,844.39
		595	Repligen	RSU(#0000000000
			Corporation	765)	2/27/2017		1,987	$32.430000	64,637.11
		621	Repligen	Opt/ SAR(#000000
			Corporation	0000711)	3/20/2017		10,000	$6.230000	325,300.00
		622	Repligen	Opt/ SAR(#000000
			Corporation	0000754)	3/20/2017		4,968	$15.910000	161,609.04
Stock Total						0	59,952
YFP000188 Total						54,897	59,952

Exhibit B

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Howard Benjamin, hereby acknowledge and certify that I entered into a Transitional Services and Separation Agreement (the “Agreement”) with Repligen Corporation, a Delaware corporation (the “Company”), dated November 20, 2017 (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement. Pursuant to the Agreement, I am required to execute this certificate, which updates the release of claims set forth in Section 5 of the Agreement (this “Certificate”) in order to be eligible to receive and retain the 2017 Bonus. I understand that I may not sign this Certificate until on or after the Separation Date and that I must return it to the Company within seven (7) days after the Separation Date.

1.	A copy of this Certificate was attached to the Agreement as Exhibit B.

2.	In consideration for being eligible to receive and retain the 2017 Bonus, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.	I agree that this Certificate is part of the Agreement.

Howard Benjamin

Date